Exhibit 99.1

Investor Update - October 31, 2017

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted unit costs per available seat mile for our consolidated operations revised for the recent arbitration decision on wages for our pilots. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. Please see the cautionary statement under “Forward-Looking Information.”

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

On October 30, 2017, the Company received a decision from a third-party arbitration panel on new wage rates and retirement contributions for pilots of Alaska Airlines and Virgin America. This award is binding and is effective November 1, 2017. The wage rates equate to an approximately 33% increase for top-of-scale captains at Virgin America and approximately 16% for top-of-scale captains at Alaska Airlines with a 3% increase in rates effective April 1, 2018 and April 1, 2019.

The decision increases contribution rates for pilots in defined contribution only retirement plans from 13.5% at Alaska and 12% at Virgin America to 15% effective immediately and to 15.5% effective January 1, 2019. Our scope language does not change under the decision.

We estimate the impact of this new contract over the status quo to be an incremental cost of approximately $24 million for the remainder of 2017, $150 million in 2018, and $180 million in 2019. Over the life of the contract, the average annualized impact is approximately $160 million to $165 million compared to the $140 million estimate of the Company's proposal at arbitration.

Forecast Information
The Company is providing revised unit cost guidance for the fourth quarter and full year to reflect the increased cost from the pilot arbitration decision discussed above. The following tables provide a Combined Comparative perspective, calculated as the sum of 2016 historical results for Alaska Air Group and Virgin America for the fiscal period prior to the acquisition date of December 14, 2016.

	Q4 2017 Forecast	Q4 2016 Combined Comparative (b)	% Change	Q4 2016 As Reported (a)	Prior Guidance October 25, 2017
Cost per ASM excluding fuel and special items (cents)	8.50¢ - 8.55¢	8.25¢	~ 3%	8.45¢	8.35¢ - 8.40¢

	Full Year 2017 Forecast	2016 Combined Comparative (b)	% Change	2016 As Reported (a)	Prior Guidance October 25, 2017
Cost per ASM excluding fuel and special items (cents)	8.19¢ - 8.21¢	8.04¢	~ 2%	8.23¢	8.15¢ - 8.17¢

(a)	Actual financial and operational data reported in prior year - excludes Virgin America information prior to December 14, 2016 acquisition.

(b)	Refer to our Investor Update issued on April 12, 2017 on Form 8-K for further details of the calculation of the Q4 2016 and full year 2016 combined comparative data.